EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE        Contact:  John W. Conlon, Chief Financial Officer
---------------------                  (740) 373-3155
April 22, 2002


                        PEOPLES BANCORP ANNOUNCES RECORD
                             FIRST QUARTER EARNINGS
      ---------------------------------------------------------------------

                  MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced net income of $4,515,000, or $0.62 per share, for the first quarter of 2002. This compared to net income of $3,537,000, or $0.49 per share, and $2,596,000, or $0.36 per share, for the fourth and first quarters of 2001, respectively.
         On an operating basis, income was $4,076,000 in the first quarter of 2002, up $548,000 (or 16%) from $3,528,000 in the fourth quarter of 2001, or linked quarter. Operating diluted earnings per share were $0.56 for the three months ended March 31, 2002, versus $0.49 the prior quarter, an increase of $0.07 per share (or 14%). Compared to the first quarter of 2001, operating income grew $1,382,000 (or 51%) from $2,694,000 while operating diluted earnings per share increased $0.19 (or 51%). Operating earnings do not include net pre-tax gains of $682,000 relating to the repurchase, at a discount, of $7.0 million of Peoples' trust preferred securities and sales of investment securities. Operating income removes the after-tax impact of these transactions and other significant non-operating income and expenses, such as gains and/or losses on asset disposals and securities transactions, mark-to-market adjustments on interest rate caps, extraordinary items, etc.
          "We are pleased with our strong performance in the first quarter," said Robert E. Evans, Peoples' President and CEO. "While non-operating income helped to boost first quarter profits, Peoples' improved operating results are due largely to higher levels of net interest income and growth of non-interest revenues, which we believe reflects our commitment to growing top-line revenue. Our associates continue to focus on satisfying the financial needs of each client through relationships that build long-term value for every stakeholder."
         Through the first three months of 2002, return on average equity was 18.62% versus 14.76% and 12.15% in the fourth and first quarters of 2001, respectively, while operating return on average equity was 16.81% versus 14.72% for the linked quarter and 12.60% for the first three months of 2001.
         On January 1, 2002, Peoples adopted Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") issued by the Financial Accounting Standards Board in July 2001. Under SFAS 142, Peoples is no longer required to amortize approximately $6.0 million of its goodwill, but rather must perform, at least annually, an assessment for impairment applying a fair-value based test. As a result, Peoples' goodwill amortization expense decreased $166,000, or approximately $0.02 per share, totaling $274,000 in the first quarter of 2002 compared to $440,000 last year.
         While SFAS 142 eliminated a portion of Peoples' goodwill amortization expense, Peoples, as required, continues to amortize the remainder of its intangible assets. Cash basis operating earnings, which excludes the impact of all intangible assets and related amortization expense, as well as significant non-operating income and expenses, grew to $0.60 per share for the first quarter of 2002 versus $0.42 for the three months ended March 31, 2001 and $0.55 for the linked quarter, increases of $0.18 (or 43%) and $0.05 (or 9%), respectively. Cash basis operating ROE was 21.60% for the quarter ended March 31, 2002, compared to 18.35% the same period a year ago and 20.16% last quarter.
         Net interest income totaled $12,159,000 for the first quarter of 2002, up $915,000 (or 8%) compared to the linked quarter and up $1,848,000 (or 18%) compared to the first quarter of 2001. For the quarter ended March 31, 2002, net interest margin was 4.52% versus 4.30% in the prior quarter and 3.98% a year ago. The improvement in net interest income and net interest margin is attributable to interest rate cuts in 2001 and modest growth in average earning assets. In the first quarter of 2002, Peoples' average cost of funds was 3.37% compared to 3.90% in the linked quarter and 5.13% a year ago while the average yield on earning assets was 7.49%, 7.73% and 8.47% for the same periods, respectively.
         "The combination of last year's rate cuts and our proactive management of funding costs has resulted in Peoples' costs of funds dropping more than the yield on assets, enhancing both net interest income and margin," said Jack Conlon, Peoples' Chief Financial Officer. "However, interest rates may increase later this year, which could have a moderately negative impact on net interest revenues based on our current interest rate risk position. We will continue to manage our asset-liability position and implement strategies to mitigate the impact of future interest rate changes on Peoples' earnings."
         For the three months ended March 31, non-interest income totaled $3,283,000 in 2002 compared to $2,201,000 in 2001, an increase of $1,082,000 (or
49%), with increased deposit account service charges and business owned life insurance income ("BOLI") accounting for the majority of the growth. Compared to the linked quarter, non-interest income was down $460,000 (or 12%) from $3,743,000, the result of Peoples' recognition of non-recurring income of $877,000 relating to a demutualization in the fourth quarter of 2001.
         Service charges on deposits remain the largest source of non-interest revenues, reaching $1,366,000 in the first quarter of 2002, up $559,000 (or 69%) from $807,000 a year ago and up $317,000 (or 30%) from $1,049,000 in the prior quarter, due to higher volumes of overdraft and non-sufficient funds fees. Peoples' implementation of the Overdraft Privilege program and other enhancements in late 2001 led to volume increases and helped boost overdraft fees by $392,000 (or 141%) compared to the prior year and $198,000 (or 42%) versus 2001's fourth quarter total. For the quarter ended March 31, 2002, Peoples' BOLI produced tax-advantaged income of $325,000 compared to $239,000 last quarter and no income in the first quarter of 2001.
         Electronic banking revenues grew $46,000 (or 14%) in the first quarter of 2002, totaling $368,000 compared to the previous year, and down $22,000 (or 6%) from the linked quarter. Sustained growth of ATM and debit card usage by Peoples' clients accounts for the higher revenues versus last year, while the decline from the linked quarter can be attributed to heavier debit card usage in the fourth quarter of 2001 due to peak holiday shopping. Insurance and investment commissions were $524,000 in the first quarter of 2002, up $144,000 (or 38%) from $380,000 a year ago and up $97,000 (or 23%) versus the fourth quarter of 2001's total of $427,000, due primarily to strong annuity sales in the first quarter of 2002. Peoples' fiduciary fees totaled $616,000 in the quarter ended March 31, 2002, versus $614,000 a year ago and $640,000 last quarter.
           "While net interest income remains a significant source of revenue, we successfully grew other sources of revenue in the first quarter through our needs-based selling approach to serving clients and the introduction of Overdraft Privilege. Growing non-interest income remains one of our primary goals as we implement strategies to diversify our revenue streams," added Conlon.
         For the three months ended March 31, 2002, non-interest expense grew $1.0 million (or 13%) compared to the first quarter of 2001, due largely to higher salaries and benefits expenses and marketing costs. Salaries and benefits, Peoples' largest non-interest expense, totaled $4,484,000 for the first quarter of 2002 compared to 2001's first quarter total of $3,585,000, an increase of $899,000 (or 25%). Higher incentive and medical plan expenses, as well as salary increases necessary to retain and recruit key personnel were significant contributors to this increase. Peoples' new branding campaign, the introduction of its "Free Checking" product and Overdraft Privilege advertisements contributed to increased marketing expenses in the first quarter of 2002, totaling $386,000 versus $119,000 a year ago, up $267,000. Management believes these initiatives will help attract new clients and produce benefits in future periods.
         Although up compared to last year, non-interest expense declined $225,000 (or 2%) when compared to the linked quarter. Increased marketing expenses of $208,000 in the first quarter of 2002 from the linked quarter were offset by reduced intangible amortization and trust preferred expenses of $232,000 (or 38%) and $84,000 (or 13%), respectively, accounting for the majority of the overall decline. Peoples' intangible amortization expense was down in the first quarter of 2002 from $617,000 last quarter, due largely to the adoption of SFAS 142, while trust preferred costs fell in response to Peoples' repurchase of its trust preferred securities. Peoples' other major non-interest expense categories were below their levels in recent periods, except data processing and software costs, which were up $76,000 (or 31%) compared to a year ago due to software licensing renewal fees.
         In early April 2002, Peoples issued $7.0 million of trust preferred securities through a newly formed subsidiary, which participated in a pooled offering. As a result, trust preferred costs will be higher in the second quarter of 2002 compared to the first quarter and will approximate $630,000 for the second quarter of 2002.
          At March 31, 2002, loans totaled $780.7 million, up $7.8 million from $772.9 million at year-end 2001. Peoples has experienced limited loan growth in the first quarter of 2002, as commercial and real estate loan growth was partially offset by a decline in consumer loan balances.
         Since year-end 2001, the level of nonperforming assets increased to 0.67% of total assets at March 31, 2002, versus 0.48% at December 31, 2001. This increase is due primarily to the restructuring of a single commercial loan during the first quarter of 2002, as total loan delinquencies and nonaccrual loans decreased since year-end 2001. At March 31, 2002, the allowance for loan losses totaled $12.4 million, unchanged since year-end 2001, and is 158% of nonperforming loans versus 225% at December 31, 2001. For the three months ended March 31, 2002, Peoples' provision for loan losses was $861,000, up from $675,000 in the same period last year, and $634,000 in the linked quarter. The increased provision is based upon management's ongoing evaluation of the adequacy for loan losses and factors affecting probable loan losses.
         "Asset quality remains a key focus despite the increase in nonperforming loans," stated Conlon. "We continue to review the entire loan portfolio as part of the risk management process and will deal aggressively with problem loans as they are identified to minimize the amount of any future loss. Based on our most recent review, we believe the current allowance for loan losses is adequate for the overall quality, inherit risk and loan volume concentrations in the loan portfolio. We anticipate Peoples' loan loss provision to remain at current levels in the second quarter."
         Net chargeoffs totaled $792,000 in the first quarter of 2002 compared to $543,000 in the first quarter of 2001 and $562,000 in the linked quarter. Commercial and consumer loan net chargeoffs continue to account for a majority of Peoples net chargeoffs. In the first quarter of 2002, commercial net chargeoffs totaled $448,000 compared to $276,000 a year ago and $208,000 last quarter, while consumer loan net chargeoffs were $270,000, $220,000 and $238,000 for the same periods, respectively.
         "Overall, the start of 2002 has brought stronger results than a year ago and continued the earnings momentum from the fourth quarter," summarized Evans. "We feel this success is a reflection of the commitment every associate has made to enhancing long-term shareholder value."
         Also in the first quarter, Peoples announced the acquisition of First Colony Bancshares, Inc., the holding company of The Guernsey Bank based in Cambridge, Ohio. In the transaction, Peoples will acquire offices in Cambridge, Byesville, Quaker City and Flushing, Ohio, involving assets of approximately $110 million and deposits of approximately $100 million, and will operate these offices as full-service sales offices of Peoples Bank. Peoples will not acquire the Worthington, Ohio, office, or its related loans and deposits. Management expects to complete this transaction during the third quarter of 2002, pending regulatory approval.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.2 billion in assets, offers a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 40 sales offices and 26 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Learn more about Peoples or enroll in Peoples OnLine Connection, Peoples' award winning Internet banking product, at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
         Peoples will conduct a facilitated conference call to discuss the results of operations for the first quarter of 2002 on April 24, 2002, at 3:00 p.m., local time, with members of Peoples' executive management participating. The conference call, consisting of brief opening remarks followed by a question and answer period, is open to the public; however, management asks that questions be limited to investment analysts, interested members of the media and shareholders. To participate in the call, please dial (877) 735-0939 approximately five minutes before the scheduled start of the conference call. A complete transcript of the conference call will be placed on peoplesbancorp.com, in the "Investor Relations" section under "Conference Call Transcripts".


Safe Harbor Statement:
         Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of technological changes, the effect of economic conditions, the impact of competitive products and pricing, and other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the SEC. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements.

PEOPLES BANCORP INC.  (Nasdaq:  PEBO)
Financial Highlights (Unaudited)


                                                                     ------------------------------------
                                                                             Three Months Ended
(in $000's, except share data)                                                    March 31,
                                                                           2002                 2001
                                                                     ------------------------------------
PER SHARE DATA Net income per share (a)(d):
   Basic                                                             $         0.63       $         0.36
   Diluted                                                           $         0.62       $         0.36
   Cash basis earnings - diluted (c)                                 $         0.66       $         0.41
Operating income per share (b) (d):
   Basic                                                             $         0.57       $         0.37
   Diluted                                                           $         0.56       $         0.37
   Cash basis earnings - diluted (c)                                 $         0.60       $         0.42
Dividends declared per share                                         $         0.15       $         0.13
Book value per share (a)(d)                                          $        13.49       $        12.44
Tangible book value per share (a) (d)                                $        11.16       $         9.85
Dividend payout as a percentage of net income                                23.88%               35.71%
Actual shares outstanding (net of treasury shares) (d)                    7,135,709            7,242,666
Weighted average shares outstanding (d):
   Basic                                                                  7,128,732            7,185,185
   Diluted                                                                7,254,055            7,281,339

PERFORMANCE RATIOS
Return on average equity (a)                                                 18.62%               12.15%
Operating return on average equity (b)                                       16.81%               12.60%
Cash basis return on average equity (b)(c)                                   21.60%               18.35%
Return on average assets (a)                                                  1.50%                0.91%
Operating return on average assets (b)                                        1.35%                0.95%
Cash basis return on average assets (b)(c)                                    1.46%                1.10%
Non-interest income leverage ratio (e)                                       38.33%               29.80%
Efficiency ratio (f)                                                         54.24%               57.81%
Net interest margin (fully tax equivalent)                                    4.52%                3.98%
Net loan chargeoffs as a percentage of average loans                          0.10%                0.07%

NET CHARGEOFFS
Gross chargeoffs                                                     $          953       $          642
Recoveries                                                           $          161       $           99
                                                                     ---------------     ----------------
     Net chargeoffs                                                  $          792       $          543
                                                                     ---------------     ----------------

(a)  Includes the effect of extraordinary gains.
(b) Excludes after-tax impact of non-operating gains of $439,000 and $14,000 in 2002 and 2001, respectively, and after-tax impact of $112,000 relating to the mark-to-market adjustment on interest rate caps in 2001.
(c) Excludes after-tax impact of intangible amortization expense and/or balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(d)  Adjusted for stock dividends.
(e) Non-interest income (less securities and asset disposal gains) as a percentage of non-interest expense (less intangible amortization). Significant non-recurring items are excluded from the calculation.
(f) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income. Significant non-recurring items are excluded from the calculation.

             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                                  -----------------------------------------
                                                                             Three Months Ended
(in $000's)                                                                      March 31,
                                                                          2002                   2001
                                                                  -----------------------------------------
Interest income                                                    $         20,315       $         22,120
Interest expense                                                              8,156                 11,809
                                                                  ------------------    -------------------
     Net interest income                                                     12,159                 10,311
Provision for loan losses                                                       861                    675
                                                                  ------------------    -------------------
Net interest income after provision for loan losses                          11,298                  9,636
Net gain (loss) on securities transactions                                       51                      2
Net (loss) gain on asset disposals                                               (7)                    20
Net mark-to-market adjustment on interest rate caps                               -                   (173)
Non-interest income:
    Service charges on deposits                                               1,366                    807
    Fiduciary revenues                                                          616                    614
    Insurance and investment commissions                                        524                    380
    Electronic banking revenues                                                 368                    322
    Business owned life insurance                                               325                      -
    Other non-interest income                                                    84                     78
                                                                  ------------------    -------------------
        Total non-interest income                                             3,283                  2,201
Non-interest expense:
    Salaries and benefits                                                     4,484                  3,585
    Occupancy and equipment                                                     926                    945
    Trust preferred                                                             561                    652
    Marketing                                                                   386                    119
    Data processing and software                                                323                    247
    Amortization of goodwill                                                    274                    440
    Amortization of other intangible assets                                     111                    126
    Other non-interest expense                                                1,886                  1,837
                                                                  ------------------    -------------------
        Total non-interest expense                                            8,951                  7,951
                                                                  ------------------    -------------------
Income before income taxes                                                    5,674                  3,735
Income taxes                                                                  1,569                  1,139
                                                                  ------------------    -------------------
    Income before extraordinary gains                                         4,105                  2,596
Extraordinary gain on early debt extinguishment, net of tax
    expense of $221                                                             410                      -
                                                                  ------------------    -------------------
        Net income                                                 $          4,515       $          2,596
                                                                  =========================================

Fully tax equivalent net interest income                           $         12,510       $         10,573


               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                                 ------------------------------------------
                                                                            Three Months Ended
(in $000's)                                                                      March 31,
                                                                          2002                   2001
                                                                 ------------------------------------------
CONSOLIDATED AVERAGE BALANCES
Average gross loans                                                $        778,223       $        740,399
Average earning assets                                                    1,111,330              1,062,987
Average intangible assets                                                    16,829                 18,116
Average total assets                                                      1,206,210              1,137,709
Average non-interest bearing deposits                                        93,961                 83,650
Average interest bearing deposits:
    Savings                                                                  84,798                 75,769
    Interest-bearing demand deposits                                        276,706                266,570
    Time deposits                                                           363,959                345,282
                                                                 -------------------    -------------------
        Total average interest bearing deposits                             725,463                687,621
Average stockholders' equity                                       $         97,013       $         85,490
                                                                 -------------------    -------------------



               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION


                                                                     -----------------   -----------------  -----------------
                                                                        March 31,          December 31,        March 31,
                                                                           2002                2001               2001
                                                                     -----------------   -----------------  -----------------
LOAN PORTFOLIO (in $000's, end of period)
Commercial, financial, and agricultural                              $        352,531    $        343,800   $        309,313
Real estate, construction                                                      18,135              14,530             26,970
Real estate, mortgage                                                         296,082             295,944            293,350
Consumer                                                                      113,962             118,582            123,212
                                                                     --------------------------------------------------------
     Total loans                                                     $        780,710    $        772,856   $        752,845

ASSET QUALITY
Allowance for loan losses as a percent of total loans                           1.59%               1.60%              1.60%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                                    157.8%              225.0%             295.0%
Nonperforming loans as a percent of total loans (a)                             1.01%               0.71%              0.54%
Nonperforming assets as a percent of total assets (b)                           0.67%               0.48%              0.36%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned (b)                                                       1.03%               0.73%              0.55%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                                    $            971    $            686   $            230
   Renegotiated loans                                                $          2,864    $            425   $            518
   Nonaccrual loans                                                  $          4,040    $          4,380   $          3,330
   Other real estate owned                                           $            167    $            181   $             57
                                                                     -----------------   -----------------  -----------------
        Total nonperforming assets                                   $          8,042    $          5,672   $          4,135

REGULATORY CAPITAL (in $000's, end of period)
Tier 1 risk-based capital                                                      12.37%              12.86%             12.98%
Total risk-based capital ratio (Tier 1 and Tier 2)                             13.72%              14.21%             14.32%
Leverage ratio                                                                  8.63%               9.18%              8.89%
Tier 1 capital                                                       $        102,426    $        105,065   $         99,645
Total capital (Tier 1 and Tier 2)                                    $        113,567    $        116,114   $        110,004
Total risk-weighted assets                                           $        827,926    $        816,907   $        767,952

SUPPLEMENTAL DATA (in $000's, end of period)
Trust assets under management                                        $        517,221    $        539,487   $        480,328
One year cumulative repricing gap                                    $         (5,953)   $        (11,925)  $        (21,433)
Employees (full-time equivalent)                                                  398                 403                392
Full service offices                                                               34                  34                 34
Supermarket offices                                                                 4                   4                  4
ATMs                                                                               26                  25                 27
Announced treasury share plans: (c)
    Total shares in plan                                                      175,000             137,500            137,500
    Shares purchased (d)                                                          126              11,257                338
    Average price (d)                                                $          18.95    $          17.63   $          15.57
                                                                     -----------------   -----------------  -----------------


(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans, and nonaccrual loans.
(b) Nonperforming assets include nonperforming loans, and other real estate owned.
(c) 2002 data reflects 2002 Stock Repurchase Program of 175,000 shares (or 2.5% of outstanding shares); 2001 data reflects 2001 Stock Repurchase Program of 137,500 shares (or 2% of outstanding shares). All share amounts adjusted for stock dividends.
(d) Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated.


PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                         March 31,            December 31,
                                                                                      2002                   2001
                                                                                ------------------     ------------------
ASSETS
Cash and cash equivalents                                                       $          25,425      $          32,838
Available-for-sale investment securities, at estimated fair value (amortized cost of $341,306 and $329,081 at March 31, 2002 and
     December 31, 2001, respectively)                                                     340,484                330,364
Loans, net of unearned interest                                                           780,710                772,856
Allowance for loan losses                                                                 (12,426)               (12,357)
                                                                                -----------------      -----------------
     Net loans                                                                            768,284                760,499
Bank premises and equipment, net of accumulated depreciation                               16,001                 16,369
Goodwill                                                                                   15,115                 15,388
Other intangible assets                                                                     1,505                  1,622
Other real estate owned                                                                       167                    181
Other assets                                                                               37,907                 36,705
                                                                                -----------------      -----------------
          TOTAL ASSETS                                                          $       1,204,888      $       1,193,966
                                                                                =================      =================

LIABILITIES
Non-interest bearing deposits                                                   $          93,823      $          96,533
Interest bearing deposits                                                                 745,399                717,835
                                                                                -----------------      -----------------
     Total deposits                                                                       839,222                814,368
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                      40,846                 56,052
Long-term borrowings                                                                      198,582                192,448
Accrued expenses and other liabilities                                                      7,728                  8,188
                                                                                -----------------      -----------------
          TOTAL LIABILITIES                                                             1,086,378              1,071,056

Guaranteed preferred beneficial interests in junior subordinated debentures                22,284                 29,056


STOCKHOLDERS' EQUITY
Common stock, no par value (12,000,000 shares authorized, 7,294,237 shares issued at March 31, 2002, and
   7,289,266 shares issued at December 31, 2001)                                           78,612                 78,664
Accumulated comprehensive income, net of deferred income taxes                              (535)                    834
Retained earnings                                                                          21,172                 17,735
Treasury stock, at cost (158,528 shares at March 31, 2002,
   and 178,344 shares at December 31, 2001)                                               (3,023)                (3,379)
                                                                                -----------------      -----------------
          TOTAL STOCKHOLDERS' EQUITY                                                       96,226                 93,854

          TOTAL LIABILITIES, BENEFICIAL INTERESTS, AND                          -----------------      -----------------

                   STOCKHOLDERS' EQUITY                                         $       1,204,888      $       1,193,966
                                                                                =================      =================


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